Exhibit 99.1
HARTVILLE GROUP APPOINTS CHRISTOPHER R. SACHS
AS CHIEF FINANCIAL OFFICER
FOR IMMEDIATE RELEASE

Contact:	Matthew Hayden Hayden Communications (843) 272-4653
Canton, Ohio (Business Wire) – September 22, 2005 — Hartville, Group, Inc. (OTC BB: HTVL), a provider of pet insurance, today announced that Christopher R. Sachs, CPA, JD, an insurance industry veteran, has been appointed the Company’s Chief Financial Officer by the Company’s board of directors effective September 19, 2005. Mr. Sachs had previously served as a consultant to Hartville’s management team.
Mr. Sachs brings significant experience to the Company, including expertise in corporate finance, tax, GAAP, acquisitions, dispositions and integration, insurance and risk management, strategic planning and corporate restructuring. Before becoming a consultant to Hartville, Mr. Sachs spent two years with Palmer & Cay, a national insurance brokerage firm, where he served as Managing Partner and Chief Financial Officer and was integral in securing funding for the Company’s rapid expansion, developing the firm’s finance function and creating a strategy for the capital structure of the organization. Previously, Mr. Sachs served as consultant in the Enterprise Risk Management function at Marsh & McLennan Companies, (NYSE: MMC) a global leader in insurance brokerage. From 1996-2001, Mr. Sachs served as Treasurer for PolyOne Corp. and its predecessor company, M.A. Hanna Company. PolyOne is a $2.2 billion polymer company headquartered in Cleveland, Ohio.
“Chris brings a diverse and robust background and important skills to Hartville Corporation, and is the ideal financial executive for the Company as we continue to execute our turnaround strategy,” commented Dennis C. Rushovich, Hartville’s chief executive officer. “Chris is a CFO with a combined CPA and law degree and a strong tax background. He has extensive insurance industry experience and expertise in developing corporate strategies which should serve Hartville well as we expand our market presence and grow our business. We welcome Chris to the team, and look forward to a long relationship.”
About Hartville Corporation
Hartville Group, Inc. (Hartville Group) is a holding company whose wholly owned subsidiaries include Hartville Re Ltd. (Hartville) and Petsmarketing Insurance.com Agency, Inc. (the Agency). Hartville is a reinsurance company that is registered in the Cayman Islands, British West Indies. Hartville was formed to reinsure pet health insurance that is being marketed by the Agency. The Agency is primarily a marketing/administration company concentrating on the sale of its proprietary health insurance plans for domestic pets. Its business plan calls for introducing its product effectively and efficiently through a variety of distribution systems. The Company accepts applications, underwrites and issues policies.
Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in the Company’s Form 10-K, Form 8-K and Form 10-Q reports. The Company undertakes no obligation to update or revise any forward-looking statement..